Exhibit 10.16

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made this _____ day of _______________, 20   (the “Effective Date”), by and between H.B. Fuller Company, a Minnesota corporation (the “Company”), and _______________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive in accordance with the terms and conditions stated in this Agreement;

WHEREAS, the Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that the Executive makes, and is expected to continue to make, to further the best interests of the Company and its shareholders;

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of the Executive’s services and attention to the affairs of the Company;

WHEREAS, the Company and the Executive are parties to a Change in Control Agreement dated as of ______________, and as may be amended from time to time (the “Change in Control Agreement”), which provides the Executive the opportunity to receive certain benefits upon termination of the Executive’s employment under certain conditions during a limited period following a change in control;

WHEREAS, the Company desires to provide the Executive the opportunity to receive certain benefits when, in the absence of a Change in Control, Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, according to the terms, conditions and obligations set forth below;

WHEREAS, the Executive understands that the Executive’s receipt of the benefits provided for in this Agreement depends on, among other things, the Executive’s willingness to agree to and abide by the non-disclosure, [non-competition,] non-solicitation, and other covenants contained in Exhibit A attached to this Agreement (the “Non-Disclosure Agreement”) and Executive’s execution of a release of claims in favor of the Company upon termination;

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former Executives of the Company following separation of their employment with the Company and to secure cooperation from former Executives with respect to matters related to their employment with the Company; and

WHEREAS, the Executive understands that nothing in this Agreement limits the Company’s right to terminate the Executive’s employment at any time and for any reason,

NOW, THEREFORE, in consideration of the Executive’s employment with the Company, the compensation and benefits payable in connection with such employment, and the foregoing premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company agree as follows:

1.    Definitions. The capitalized terms used in this Agreement have the following meanings:

(a)    “Affiliated Organization” means a business entity that is treated as a single employer with the Company under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.

(b)    “Annual Cash Compensation” means an amount equal to the sum of: (A) the Executive’s annual base salary in effect as of the Date of Termination plus (B) the amount of the annual target bonus opportunity of the Executive, pursuant to the bonus plan described in Section 3(b) below, for the fiscal year of the Company in which the Date of Termination occurs.

(c)    “Board” means the Board of Directors of the Company, including any authorized committee of the Board.

(d)    “Cause” means:

(i)    any act by the Executive that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Executive;

(ii)    any material disloyalty or dishonesty by the Executive related to or connected with the Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;

(iii)    a willful and material violation by the Executive of the Company’s written policies or codes of conduct;

(iv)    wrongful appropriation by the Executive of Company funds or property or other material breach of the Executive’s fiduciary duties to the Company; or

(v)    the willful and material breach by the Executive of this Agreement, the Non-Disclosure Agreement, or any other written agreement between the Company and the Executive.

(e)     “Change in Control” has the meaning prescribed for such term in the Change in Control Agreement.

(f)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code will include a reference to such provision as it may be amended from time to time and to any successor provision.

(g)    “Company” means the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which assumes or agrees to perform this Agreement by operation of law, assignment or otherwise. If at any time during the Term of this Agreement the Executive is employed by an Affiliated Organization, the term “Company” as used in this Agreement shall in addition include such Affiliated Organization. In such event, the Company agrees that it shall pay or provide, or shall cause such Affiliated Organization to pay or provide, any amounts or benefits due the Executive pursuant to this Agreement.

(h)    “Date of Termination” means the date of the Executive’s “separation from service” with the Company (including all Affiliated Organizations, as applicable), within the meaning of section 409A(a)(2)(A)(i) of the Code.

(i)    “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability plan or, if not elected or eligible under the Company’s long-term disability plan, the Executive qualifies for disability benefits under the federal Social Security Act.

(j)    “Good Reason” means the occurrence of any of the following without the Executive’s consent:

(i)    A material reduction of the Executive’s base salary (unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company);

(ii)    A material diminution in the Executive’s authority and duties; provided, however, that a change of the individual or officer to whom the Executive reports, in and of itself, would not constitute diminution; or

(iii)    a required change of the Executive’s principal work location of fifty (50) or more miles.

Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless (A) the Executive gives the Company written notice within ninety (90) days after the initial occurrence of any of such event that the Executive believes that such event constitutes Good Reason and describing the details of such event, (B) the Company thereafter fails to cure any such event within thirty (30) days after receipt of such notice, and (C) the Executive’s Date of Termination as a result of such event occurs within 180 days after the initial occurrence of such event.

(k)    “Protected Period” has the meaning prescribed for such term in the Change in Control Agreement.

(l)    “Term” means the period commencing on the Effective Date and ending on the last business day of the Company’s fiscal year ending in 20[__], provided that such period will be automatically extended for successive one-year periods ending on the last business day of each subsequent fiscal year, unless either party gives written notice of non-renewal to the other party at least six (6) months prior to the last business day of the Company’s fiscal year 20[__], or the last business day of each subsequent fiscal year, as the case may be, that such party elects not to extend the Term under this Agreement.

2.    Position and Duties. During employment with the Company, the Executive will perform such duties and responsibilities as the Company may assign from time to time. Executive will serve the Company faithfully and to the best of the Executive’s ability and will devote full working time, attention, and efforts to the business and affairs of the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive will not engage in other employment or other material business activity, except as approved in writing by the Board. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities to the Company. Executive hereby represents and confirms that the Executive is under no contractual or legal commitments that would prevent the Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

3.    Compensation. During employment with the Company, the Executive will be provided with the following compensation and benefits:

(a)         Base Salary. The Company will pay to the Executive for services provided hereunder a base salary at a rate determined from time to time by the Board, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures.

(b)         Incentive Compensation. Executive will be eligible to participate in an annual cash bonus plan of the Company as designated by the Board, in accordance with the terms and conditions of such plan as may be in effect from time to time.

(c)         Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company, as determined by the Company and to the extent that the Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

(d)         Expenses. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by the Executive in the performance of duties and responsibilities to the Company during the Executive’s employment. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement.

4.    Termination of Employment. Executive shall at all times be an employee at will, and either the Company or the Executive may terminate Executive’s employment with or without Cause at any time, with or without advance notice, subject to the obligations of the parties under this Agreement.

5.    Payments Upon Involuntary Termination. If the Executive’s Date of Termination occurs during the Term, and if such separation from service (A) is involuntary at the initiative of the Company for any reason other than Cause or Disability or at the initiative of the Executive for Good Reason, and (B) does not occur during a Protected Period, then, in addition to such compensation that has been earned but not paid to the Executive as of the Date of Termination, the Company will provide to the Executive the severance benefits set forth in this Section 5, subject to the conditions in Section 6.

(a)    Separation Pay.

(i)    The Company will pay to the Executive an amount equal to [for CEO add: two times] the Executive’s Annual Cash Compensation, payable to the Executive in equal installments in accordance with the Company’s regular payroll practices and schedule over the [twelve (12)] [for CEO: twenty-four (24)] month period following the Date of Termination, but in no event shall such amount paid under this Section 5(a)(i) exceed the lesser of (A) $660,000.00 or (B) two (2) times the Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service). The separation pay under this Section 5(a)(i) is intended to constitute a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)    In the event that the amount payable to the Executive under Section 5(a)(i) is limited by Section 5(a)(i)(A) or (B) above, then the Company will also pay to the Executive a lump sum payment equal to the difference between (A) [for CEO add: two times] the Executive’s Annual Cash Compensation and (B) the amount payable under Section 5(a)(i). Such payment will be paid to the Executive in a lump sum on the earlier of: (x) the date that is six (6) months after the Date of Termination, or (y) the date of Executive’s death.

(b)    Continued Benefits. If the Executive (and/or the Executive’s covered dependents) is eligible and properly elects to continue group medical and/or dental insurance coverage, as in place immediately prior to the Date of Termination, the Company will continue to pay the Company’s portion of any such premiums or costs of coverage until the earlier of (A) [twelve (12)] [for CEO: eighteen (18)] months after the Date of Termination, or (B) the date the Executive (and the Executive’s covered dependents) is provided such form of coverage by a subsequent employer. All such Company-provided medical and/or dental insurance premiums, or costs of coverage, will be paid directly to the insurance carrier or other provider by the Company and the Executive shall make arrangements with the Company to pay: (i) the Executive’s portion of such coverage in an amount equal to such portion that the Executive would pay if actively employed by the Company, and (ii) any amounts due for federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld and/or paid on amounts paid pursuant to this Paragraph 5. Notwithstanding the foregoing, Company will use reasonable efforts to withhold any federal, state and local income and employment taxes owed by Executive under this Paragraph 5 from other amounts paid to Executive under this Agreement.

(c)    Outplacement Services. For a period of up to one year following the Date of Termination, the Company will provide to the Executive executive-level outplacement services from a provider selected by the Company, with a total cost not to exceed $20,000.00. The Company shall pay (or, at its option, reimburse the Executive) for such services within ten days after its receipt of a statement from the service provider; provided that in no event shall reimbursements be paid to the Executive after the last day of the Executive’s third taxable year following the taxable year in which the Date of Termination occurs. The Executive shall not be eligible to receive cash in lieu of outplacement services.

6.    Termination Payment Conditions. Notwithstanding anything above to the contrary, the Company will not be obligated to provide any benefits to the Executive under Section 5 hereof unless: (a) the Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company (which release will not include any claims the Executive may have to indemnification or advancement of expenses with respect to the Executive’s actions as an officer or director of the Company); (b) all applicable rescission periods provided by law for releases of claims have expired and the Executive has not rescinded the release of claims; and (c) the Executive is in strict compliance with the terms of this Agreement, the Non-Disclosure Agreement and any other written agreements between the Company and the Executive as of the dates of such payments.

7.    Other Terminations. If Executive’s Date of Termination occurs:

(a)    by reason of Executive’s abandonment of employment or resignation from employment for any reason other than Good Reason;

(b)    by reason of termination of Executive’s employment by the Company for Cause;

(c)    because of Executive’s death or Disability;

(d)    upon or following expiration of the Term; or

(e)    during a Protected Period,

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such compensation that has been earned but not paid to Executive as of the Date of Termination, payable pursuant to the Company’s normal payroll practices and procedures, and the Executive shall not be entitled to any additional compensation or benefits provided under this Agreement. In no event shall the Executive be entitled to payments in connection with any separation from service under both this Agreement and under the Change in Control Agreement.

8.    Restrictive Covenants. At the same time as the Executive signs this Agreement, the Executive will sign the Non-Disclosure Agreement attached hereto as Exhibit A, among other things in consideration of the payments and benefits provided to the Executive pursuant to this Agreement.

9.    Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) that is or becomes an Affiliated Organization. Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement. In the event of the Executive’s death after the Executive has become eligible for any payments under Section 5 of this Agreement, all amounts payable to the Executive thereunder shall be paid to a beneficiary designated by the Executive in the form established by the Company or, if no such beneficiary is designated, then to the Executive’s estate, heirs or representatives.

10.    Miscellaneous.

(a)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.

(b)    Section 409A. This Agreement is intended to satisfy the requirements of sections 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(c)    Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(d)    Jurisdiction and Venue. The Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Ramsey County, State of Minnesota.

(e)    Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

(f)    Notice. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by reliable overnight courier or mailed by United States registered mail (or its equivalent for overseas delivery), return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

H.B. Fuller Company
P.O. Box 64683
St. Paul, MN 55164-0683
Attention: General Counsel

If to the Executive, to the Executive’s
most recent address on file with the Company

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(g)    Modifications; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)    Entire Agreement. This Agreement, the Change in Control Agreement, and the Non-Disclosure Agreement constitute the entire understandings and agreements between the Company and the Executive with regard to payments and benefits upon a termination of the Executive’s employment or other separation from service with the Company. This Agreement supersedes and renders null and void all prior agreements, offer letters, plans, programs or other undertakings between the parties with regard to such subject matter (other than those specifically referenced herein), whether written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

H.B. FULLER COMPANY

By:

As its:

[The Executive]

EXHIBIT A

TO SEVERANCE AGREEMENT

NON-DISCLOSURE AND [NON-COMPETITION][NON-SOLICITATION]

H.B. Fuller Company

H.B. Fuller’s continuing growth offers opportunity and security to all employees. This growth is dependent on specialized knowledge not generally known to other companies in the areas of research, technical service, production, marketing and management.

H.B. Fuller spends great amounts of money to obtain and use this specialized knowledge in the form of equipment, study and personnel. By far the largest contribution to this knowledge comes from our people.

This knowledge is only useful, obviously, when it remains with H.B. Fuller. Once the specialized information is generally known it eliminates any advantage to the company or to H.B. Fuller employees.

In other words, all H.B. Fuller employees have a common interest and responsibility in seeing that no one single employee uses this specialized information outside of the company to the detriment of the rest of the employees.

To help protect you and other employees, this Non-Disclosure and [Non-Competition][Non-Solicitation Agreement] points out our common responsibility.

We ask that you read it very carefully before signing.

By:

President and Chief Executive Officer

H.B. Fuller Company

NON-DISCLOSURE AND [NON-COMPETITION][NON-SOLICITATION AGREEMENT]

I am employed by or desire to be employed by H.B. Fuller in a capacity in which I may receive or contribute Confidential Information. To protect such Confidential Information, as well as H.B. Fuller’s other legitimate business interests, and in consideration of such employment or continued employment, the wages and benefits provided to me, being given access to Confidential Information, my rights under the Severance Agreement dated __________     , 20__, and the other consideration set forth in this Agreement, H.B. Fuller and I agree as follows:

A.	DEFINITIONS

In this Agreement the following definitions shall apply:

1.	"H.B. Fuller" means H.B. Fuller Company and any of its existing or future subsidiaries, partnerships, joint ventures and affiliates.

2.	"CONFIDENTIAL INFORMATION" means all confidential information of H.B. Fuller including, but not limited to, the following:

●	All Trade Secrets

●	Product formulas, designs and specifications

●	Product and production know how, technologies and concepts

●	new Product ideas

●	testing methods, know how, techniques, concepts and results

●

customer lists including identities of existing and potential customers, identities of contacts or possible contacts at customers and prospective customers regardless of who at H.B. Fuller compiled such information

●	customer purchasing histories, pricing and other contract terms, product preferences, buying habits, business plans, Product plans and expectations

●

other information disclosed by customers and prospective customers to H.B. Fuller a) where disclosure of such information may be harmful to a customer or prospective customer; b) that the customer or prospective customer has informed H.B. Fuller is not to be disclosed to third parties; or c) where there is an expectation created through any means that H.B. Fuller will keep such information confidential

●	marketing studies, methods, plans and strategies

●	business relationships, contracts, methods, models, analyses, plans and strategies

●	new business ideas

●	financial and accounting information including budgets, forecasts, projections, costs, prices, margins, profits and sales

●	supplier and potential supplier identity, sales history, pricing and other contract terms, business plans, and production plans

●

other information disclosed by suppliers and prospective suppliers to H.B. Fuller a) where disclosure of such information may be harmful to a supplier or prospective supplier; b) that the supplier or prospective supplier has informed H.B. Fuller is not to be disclosed to third parties; or c) where there is an expectation of confidentiality created through any means that H.B. Fuller will keep such information confidential

●	software ideas and programs

●	computer user identifiers, access codes and passwords and the like

●	any other information which H.B. Fuller has an obligation to keep confidential

Information shall be considered Confidential Information regardless of the means, media or format in which it is maintained or communicated. Confidential Information shall not include information the entirety of which is now or subsequently becomes generally and publicly known, other than as a direct or indirect result of the breach of this Agreement by me or a breach of a confidentiality obligation owed to H.B. Fuller by any third party.

3.        ["CONFLICTING PRODUCT" means any Product of any person or organization (other than H.B. Fuller), that resemble, or competes with an H.B. Fuller Product (a) with which I was involved or upon which I have worked during the term of my work for H.B. Fuller; or (b) that I have sold or been authorized to sell during my last two (2) years of my work with H.B. Fuller; or (c) for which I may have solicited or assisted in the solicitation of sales during the last two (2) years of my employment by H.B. Fuller; or (d) about which I acquired Confidential Information at any time through my work with H.B. Fuller.][Reserved.]

4.         "INVENTIONS" means all formulas, processes, practices, methods, discoveries, improvements, ideas, devices, designs, apparatuses and works of authorship, whether or not patentable or copyrightable.

5.         “PRODUCT” means any product, process, equipment, concept or service (in existence or under development).

6.        "TRADE SECRETS" may include Confidential Information, and means, without limitation, information, including any formula, pattern, compilation, program, device, method, figure, or process that derives actual or potential independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.	EMPLOYEE'S OBLIGATIONS TO H.B. FULLER

1.    FULL-TIME COMMITMENT. I will devote my full-time and energy to furthering H.B. Fuller’s business. I will not pursue any other business activity without H.B. Fuller’s written consent if such business activity would otherwise violate this Agreement or any of H.B. Fuller's policies on conflicts of interest or outside employment including H.B. Fuller's Code of Ethics.

2.    WORK PRODUCT AND INVENTIONS.

(a)    I agree that H.B. Fuller owns and shall continue to be the sole proprietor, in all countries, of all Inventions that I may learn of, have access to, have a part in developing, first conceive, or first reduce to practice (alone or jointly with others) (i) during my work with H.B. Fuller, whether or not during normal work time or at H.B. Fuller's premises; (ii) at any time after termination of my employment with H.B. Fuller that relate directly to H.B. Fuller’s business or actual or anticipated research about which I became aware at anytime; (iii) at any time after termination of my H.B. Fuller employment if based on Confidential Information; and/or (iv) at any time after termination of my H.B. Fuller employment that result from any of my work for H.B. Fuller. I agree to promptly disclose such Inventions to H.B. Fuller, and I hereby assign all right, title, and interest I may have in such Inventions to H.B. Fuller without charge to H.B. Fuller. In the absence of clear and convincing proof to the contrary, all Inventions conceived by me or first reduced to practice within one year after termination of H.B. Fuller employment that directly relate to H.B. Fuller business or demonstrably anticipated research will be considered to be Inventions to be disclosed to and owned by H.B. Fuller.

(b)    I agree to deliver to H.B. Fuller accounts and records of all such Inventions set forth above in Section 2(a), and to execute all documents and oaths and to do such other acts as may be necessary or desirable in H.B. Fuller's opinion to obtain, maintain, reissue, extend, or enforce patents or copyrights (including without limitation design patents or other applicable registrations) and to vest, perfect, affirm, and record the entire right, title, and interest in H.B. Fuller to such patents, copyrights and Inventions in all countries. I agree to assist in these regards without any obligation by H.B. Fuller to provide me with further compensation, royalties or payments (without charge but at no expense to myself).

(c)    This Agreement does not obligate me to assign to H.B. Fuller any Invention developed entirely on my own time without the use of any H.B. Fuller equipment, supplies, facility or Confidential Information and (1) which does not relate (i) directly to H.B. Fuller business or (ii) to H.B. Fuller’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by me for H.B. Fuller.

(d)    I will promptly document all research according to H.B. Fuller policy, including H.B. Fuller's policy in the laboratory notebooks assigned to me.

3.    CONFIDENTIAL INFORMATION.

All Confidential Information disclosed to me or to which I have access during the period of my employment, which I have a reasonable basis to believe is Confidential Information, or which is treated or designated by H.B. Fuller as being Confidential Information, shall be presumed to be Confidential Information.

(a)    I acknowledge that H.B. Fuller has taken reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring me to execute this Agreement.

(b)    I acknowledge that all of the items comprising Confidential Information are confidential, whether or not H.B. Fuller specifically labels such information as confidential or internally restricts access to such information. I acknowledge that H.B. Fuller may have separate policies in effect from time to time regarding protection of its Confidential Information. I agree to abide by these policies even if they more broadly define Confidential Information than this Agreement otherwise does or provide additional instructions on my use or disclosure of Confidential Information.

(c)    I agree that Confidential Information, even though it may have been or may be developed or otherwise acquired by me, is the exclusive property of H.B. Fuller to be held by me in fiduciary capacity and solely for H.B. Fuller’s benefit. I agree that I will not at any time, either during or after my employment with H.B. Fuller, reveal, report, publish, transfer or otherwise disclose to any person or entity, or use, any Confidential Information, without the written consent of H.B. Fuller, except for the benefit of H.B. Fuller in connection with my employment consistent with H.B. Fuller's policies. I agree to stop using any Confidential Information after the termination of my H.B. Fuller employment. I also agree to refrain from any acts or omissions that would reduce the value of any Confidential Information, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.

(d)    I understand that nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, me from exercising my rights under federal labor law. I further understand that nothing in this Agreement prohibits me from reporting any possible violations of federal or state law or regulation to any government agency or entity, including, but not limited to, the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. I understand that I am not required to notify H.B. Fuller that I will make or have made such reports or disclosures.

(e)    Notwithstanding the above restrictions, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. 1836, I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.    [NON-COMPETITION AND] NON-SOLICITATION

In consideration of my employment (including future employment) by H.B. Fuller and the payments and benefits provided to me in compensation for my services, all increases in payments and benefits and promotions over the course of my employment by H.B. Fuller, my rights under the Severance Agreement, and in further consideration of my being given access to Confidential Information and H.B. Fuller's other obligations as set forth in this Agreement, I agree that:

(a)    During the term of my employment and for twenty-four (24) months after termination (for any reason and by either party) of my employment with H.B. Fuller:

(1)    Before accepting employment with a potential employer or beginning work as a consultant or independent contractor (i) in an industry in which H.B. Fuller competes, (ii) with an entity that uses H.B. Fuller Products, or (iii) with an entity that supplies Products to H.B. Fuller, I will provide the potential employer or party engaging my services with a copy of this Agreement;

(2)    I will not directly or indirectly identify, contact, make sales calls on, make introductions to, accept business from, provide services, assistance or consulting to, any entity or person who at any time within the two (2) year period prior to my employment termination (i) was a customer of H.B. Fuller with whom I had direct or indirect contact; (ii) was identified as a prospective customer of H.B. Fuller by me, at my direction or by another H.B. Fuller employee or contractor; (iii) was a customer or prospective customer to whom I directly or indirectly rendered assistance of any kind; or (iv) was a customer whose account I supervised or serviced for H.B. Fuller;

(3)    I will not encourage any H.B. Fuller customer or prospective customer to divert, terminate, limit, adversely modify, or fail to enter into any actual or potential business with H.B. Fuller;

(4)    I will not make statements, publicly or otherwise, that disparage H.B. Fuller, its Products or its conduct or that are otherwise adverse to H.B. Fuller’s interests

(5)    [I will not serve in any capacity or have interest in, whether as an owner, employee, consultant, or otherwise, any entity, organization or person engaged in the development, use, production or sale of any Conflicting Product, where I will be in a position where performance of my job duties or my obligations would likely result in use or disclosure of Confidential Information or where the entity or organization has requested or required my use or disclosure of Confidential Information.][Reserved.]

(b)         During the term of my employment and for twenty-four (24) months after termination (for any reason and by either party) of my employment with H.B. Fuller I will not hire or induce, attempt to induce, or in any way assist or act in concert with any other person or organization in hiring, inducing or attempting to induce any employee, agent or consultant of H.B. Fuller to terminate such employee's, agent’s or consultant’s relationship with H.B. Fuller.

5.        RETURN OF H.B. FULLER PROPERTY

I agree that no later than five (5) days after the termination of my H.B. Fuller employment for any reason, I will return all Confidential Information, any other information related to H.B. Fuller’s business or my H.B. Fuller work and all other H.B. Fuller property to H.B. Fuller that is in my possession or control, regardless of the format or location of such information. This includes all documents, computers and electronic storage devices such as flash drives, pdas, cds, dvds, floppy discs, keys, credit cards and software that belong to H.B. Fuller. Prior to the termination of my employment, I will advise H.B. Fuller as to whether I have used any computers or other electronic storage device in my possession or control (other than those belonging to H.B. Fuller) to access, store or transmit Confidential Information or H.B. Fuller property and will make such computers or other electronic storage devices available to H.B. Fuller to allow H.B. Fuller to search for and permanently delete any such Confidential Information and other H.B. Fuller property that may still exist on such devices.

I further agree that I will cooperate with H.B. Fuller in the transition of my duties and responsibilities for H.B. Fuller, and will participate in interviews or other meetings or proceedings without subpoena, at the request of H.B. Fuller, with any investigations or litigation relating to matters about which I have knowledge by virtue of my employment by or service to H.B. Fuller.

C.	OTHER PROVISIONS

1.    I understand that I am free at any time to leave the employment of H.B. Fuller and, subject to the limitations set forth in this Agreement, to accept any job that utilizes my general education and skills.

2.    I understand that these covenants are not intended to limit my post-termination employment in any industry or for any employer producing a product or providing a service different from H.B. Fuller's. I acknowledge and represent that I have substantial experience and knowledge such that I can readily obtain employment that does not violate these covenants.

3.    I represent and agree that I am aware of my right to discuss any and all aspects of this Agreement with my own attorney, that I have carefully read and fully understand all the provisions of this Agreement, and that I am voluntarily entering into this Agreement.

4.    I acknowledge that H.B. Fuller has not asked or required me to, and I agree that I will not, violate the terms of any prior employment, confidentiality, non-competition or similar agreements to which I have been a party. The only such agreements to which I have been a party are as follows (copies of which I agree to provide H.B. Fuller as available):

(If none, please specify)

5.    I agree not to disclose to H.B. Fuller, directly or indirectly, confidential information I have obtained from a third party under an obligation of secrecy, except with the specific consent of that third party.

6.    I agree that during and at any time after my employment with H.B. Fuller has ended that, upon written request by H.B. Fuller, I will execute an affidavit under oath acknowledging my compliance with this Agreement and my commitment to ongoing compliance with the Agreement. I understand that it shall be deemed a breach of this Agreement if I refuse to execute the requested affidavit and will subject me to the remedies for breach set forth in Section C.9 below.

7.    My obligations under this Agreement shall be binding on my heirs, executors, administrators and assigns.

8.    If any dispute arises under this Agreement, I agree that this Agreement will be interpreted and construed under the laws of [State]. I also agree that all disputes arising out of or relating to this Agreement shall be brought, if at all, in a court located in Minnesota to the exclusion of the courts of any other state or jurisdiction. I agree that any court located in Minnesota has jurisdiction over me in connection with any such disputes, regardless whether H.B. Fuller or I bring the claim or action.

9.    I acknowledge and agree that the scope of Sections B and C is reasonable as to both time and extent of customer and other restrictions, that the provisions of the Agreement are reasonable and necessary for the protection of H.B. Fuller in its employment of me and its furnishing to me Confidential Information, and that any actual or threatened violation of this Agreement by me may subject me to discipline under H.B. Fuller's discipline policies and will cause H.B. Fuller irreparable harm for which it will be entitled to (a) temporary and permanent injunctive relief without the necessity of proving actual damages, (b) money damages insofar as they can be determined, and (c) all related costs and reasonable attorneys' fees. I further agree to waive any requirement for the posting of a bond or other security by H.B. Fuller. No claim, demand, action or cause of action that I may have against the Company shall constitute a defense to enforcement of this Agreement. In the event of a breach of any of the terms of this Agreement, the period of any restriction shall automatically be tolled and extended by the period I am in violation of the Agreement until such breach or violation has been cured to the satisfaction of H.B. Fuller.

10.    The parties agree that if any provision of this Agreement is void or unenforceable for any reason, the remaining provisions will remain in full force and effect. If any particular provision of this Agreement adjudicated to be invalid or unenforceable, the parties specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow this Agreement, and its provisions, to be valid and enforceable to the fullest extent allowed by law or public policy. I expressly stipulate that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

11.    The terms of this Agreement that relate to periods, activities, obligations, rights or remedies will survive termination of my employment with H.B. Fuller and will govern all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

12.    This Agreement, the Severance Agreement to which it is an exhibit, and the other documents referenced and incorporated in the Severance Agreement (including without limitation the Change in Control Agreement) supersedes, and hereby renders null and void, any previous agreement between me and H.B. Fuller relating to post-employment use or disclosure of confidential information, or my employment after my employment by H.B. Fuller ends. This Agreement applies during my entire tenure with H.B. Fuller regardless of subsequent changes in position or compensation; and cannot be amended or altered, nor any portion waived, except in writing signed by both parties. This Agreement is ancillary to my employment with H.B. Fuller and is not intended to govern aspects of that employment relationship not covered herein. The obligations in this Agreement are unconditional and do not depend on the performance or non-performance by H.B. Fuller of any terms, duties or obligations not specifically set forth in this Agreement.

13.    I understand that my rights and obligations under this Agreement are not assignable or delegable by me. I agree that this Agreement is fully assignable by H.B. Fuller.

14.    I will assert no patent or other rights against H.B. Fuller based on Inventions made by me prior to the date of this Agreement, except for rights under those Inventions described at the top of the next page:

DO NOT WRITE ANYTHING CONFIDENTIAL

(Provide only a general description of such Inventions. If this will require disclosure of information you believe is confidential, consult the H.B. Fuller Human Resources Department before completing.)

I UNDERSTAND THIS AGREEMENT IS A CONTRACT. I ALSO UNDERSTAND THAT MY EMPLOYMENT RELATIONSHIP WITH H.B. FULLER IS “AT-WILL.” THAT IS, H.B. FULLER OR I CAN TERMINATE MY EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. I FURTHER UNDERSTAND THAT ANY EMPLOYMENT POLICIES, HANDBOOKS, OR OTHER SUCH MATERIALS THAT MAY BE DISTRIBUTED OR OTHERWISE COMMUNICATED TO ME DURING THE COURSE OF MY EMPLOYMENT SHALL NOT BE CONSTRUED AS A CONTRACT.

ACCEPTED at Vadnais Heights, Minnesota by H.B. Fuller Company.

By
Employee Name (please print)

Its
Employee Signature

Date	Date